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                                                                     Exhibit 4.4


                                    AMENDMENT TO
                                SAXTON INCORPORATED
                       MANAGEMENT STOCK OPTION INCENTIVE PLAN


     This First Amendment (the "Amendment") to Saxton Incorporated (the "Company") Management Stock Option Incentive Plan (the "Plan") is made and entered into as of December 7, 1998 with reference to the following:

     WHEREAS, the Board of Directors of the Company duly approved this Amendment on December 7, 1998, subject to stockholder approval; and

     WHEREAS, this Amendment will be submitted for majority ratification or approval by the stockholders of the Company, in accordance with Section 14 of the Securities Exchange Act of 1934, not later than the next annual meeting of the stockholders of the Company.

     NOW, THEREFORE, the Plan is amended, subject to stockholder approval, as follows:

     1. Section 4.1 of the Plan is amended and restated in its entirety to read as follows:

          "4.1   The total number of shares of Common Stock that may
          be issued under the Plan shall not exceed 750,000 (subject to adjustment as provided below). Such shares may consist of authorized but unissued shares or shares that have been issued and reacquired by the Company."

     2. In all other respects, the Plan shall remain unchanged and in full force and effect.



Dated:  December 7, 1998                          /s/ Timothy J. Adams
                                                  --------------------
                                                        Secretary




     At the Company's Annual Meeting of Stockholders on June 7, 1999, the stockholders approved the foregoing amendment to the Saxton Incorporated Management Stock Option Incentive Plan.